Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Among

Abgenix, Inc.,

Amgen Inc.

and

Athletics Merger Sub, Inc.

Dated as of December 14, 2005

Table of Contents

		Page
ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time	2

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	2
2.2.	The Bylaws	2

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.	Directors	2
3.2.	Officers	2

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates for Merger Consideration.	4
4.3.	Dissenters’ Rights	6
4.4.	Adjustments to Prevent Dilution	6
4.5.	Treatment of Stock Plans.	7
4.6.	Treatment of the Preferred Stock, the AZ Note and the Warrants	9
4.7.	Withholding	9
4.8.	Associated Rights	9

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1.	Organization, Good Standing and Qualification	9
5.2.	Capital Structure	11
5.3.	Corporate Authority; Approval and Fairness	12

i

5.4.	Governmental Filings; No Violations; Certain Contracts, Etc.	13
5.5.	Company Reports; Financial Statements	14
5.6.	Absence of Certain Changes	17
5.7.	Litigation and Liabilities	18
5.8.	Employee Benefits	19
5.9.	Compliance with Laws; Permits	23
5.10.	Properties	24
5.11.	Contracts	26
5.12.	Takeover Statutes	28
5.13.	Environmental Matters	28
5.14.	Taxes	29
5.15.	Labor and Employment Matters	32
5.16.	Insurance	33
5.17.	Intellectual Property	34
5.18.	Regulatory Compliance	36
5.19.	Product Registration Files	38
5.20.	Rights Agreement	38
5.21.	Brokers and Finders	38

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

6.1.	Organization, Good Standing and Qualification	39
6.2.	Corporate Authority	39
6.3.	Governmental Filings; No Violations; Etc.	40
6.4.	Available Funds	40
6.5.	Brokers and Finders	40
6.6.	Litigation	40

ARTICLE VII

COVENANTS

7.1.	Interim Operations	41
7.2.	No Solicitation of Transactions	45
7.3.	Stockholders Meeting	49
7.4.	Filings; Other Actions; Notification	49
7.5.	Access	52
7.6.	Publicity	52
7.7.	Employee Benefits	53
7.8.	WARN Act	54
7.9.	Expenses	54
7.10.	Indemnification; Directors’ and Officers’ Insurance	54
7.11.	Preferred Stock, AZ Notes and Warrants	56
7.12.	Stockholder Litigation	57

7.13.	Other Actions by the Company and Parent	57

ARTICLE VIII

CONDITIONS

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	58
8.2.	Conditions to Obligations of Parent and Merger Sub	58
8.3.	Conditions to Obligation of the Company	60

ARTICLE IX

TERMINATION

9.1.	Termination	60
9.2.	Effect of Termination; Limitation on Liability	62

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.	Survival	64
10.2.	Amendment	64
10.3.	Waiver	64
10.4.	Counterparts	65
10.5.	Governing Law and Venue; Waiver of Jury Trial	65
10.6.	Notices	66
10.7.	Entire Agreement	67
10.8.	Parties in Interest	67
10.9.	Obligations of Parent and of the Company	67
10.10.	Definitions	67
10.11.	Severability	67
10.12.	Interpretation; Construction	68
10.13.	Assignment	68
10.14.	Specific Performance	68
10.15.	Disclosure	69

DEFINED TERMS

Terms	Section
Acquisition Proposal	7.2(f)(i)
Affiliate	5.1
Agreement	Preamble
AZ Note	5.2
Base Date	5.5(a)
Balance Sheet	5.8(c)
Bankruptcy and Equity Exception	5.3(a)
Bylaws	2.2
Canadian ESPP	4.5(d)
Certificate	4.1(b)
C.F.R.	5.18(b)
Change of Recommendation	7.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.7
Common Stock	4.1(a)
Company	Preamble
Company Awards	4.5(c)
Company Benefit Plans	5.8(a)
Company Disclosure Letter	Article V
Company Employees	7.7(c)
Company Financial Advisor	5.21
Company Intellectual Property	5.17(a)
Company Material Adverse Effect	5.1
Company Material Contracts	5.11(a)
Company Options	4.5(b)
Company Pension Plans	5.8(a)
Company Permits	5.9
Company Reports	5.5(a)
Company Requisite Vote	5.3(a)
Company Rights	4.1(a)
Company Welfare Plans	5.8(a)
Confidentiality Agreement	10.7
Constituent Corporations	Preamble
Contract	5.4(b)
Conversion Number	4.5(b)
Convertible Notes	5.2
Convertible Senior Notes	5.2
Convertible Subordinated Notes	5.2
Co-Owned Intellectual Property	5.17(b)
Copyrights	5.17(a)

Costs	7.10(a)
D&O Insurance	7.10(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
Directors’ Recommendation	5.3(b)
Dissenting Shares	4.1(a)
Dissenting Stockholder	4.1(a)
Effective Time	1.3
Environmental Law	5.13
ERISA	5.8(a)
ERISA Affiliate	5.8(a)
ESPP	4.5(d)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Exercise Date	4.5(d)
FDA	5.9
FDCA	5.9
GAAP	5.5(b)
Governmental Entity	5.4(a)
Hazardous Substance	5.13
HMO	5.8(i)
HSR Act	5.2
Indemnified Parties	7.10(a)
Intellectual Property	5.17(a)
Intellectual Property Contracts	5.11(a)(viii)
In-the-Money Company Option	4.5(b)
IRS	5.8(b)
Laws	5.9
Licensed Intellectual Property	5.11(a)(viii)
Lien	5.2
IT Assets	5.17(f)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.8(e)
NASDAQ	4.5(b)
Order	8.1(c)
Outside Date	9.1(b)
Outstanding Share	4.1(a)
Outstanding Shares	4.1(a)
Parent	Preamble
Parent Common Stock	4.5(b)

v

Parent Disclosure Letter	Article VI
Parent Plans	7.7(d)
Paying Agent	4.2(a)
PBGC	5.8(d)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.10(a)
Person	5.1
Personal Property Leases	5.10(a)
Pharmaceutical Products	5.18(a)
Pharmaceutical Regulatory Agency	5.9
PHSA	5.9
Preferred Stock	5.2
Proxy Statement	7.3
Real Property Leases	5.10(a)
Representatives	7.2(a)
Rights Agreement	5.2
Sarbanes-Oxley Act	5.5(c)
SEC	5.5(a)
Section 16	7.13(b)
Securities Act	5.4(a)
Share	4.1(a)
Shares	4.1(a)
Stockholders Meeting	7.3
Stock Plan	5.2
Stock Plans	5.2
Stock Purchase Right	4.5(a)
Subsidiary	5.1
Superior Proposal	7.2(f)(ii)
Superior Proposal Notice	7.2(c)
Surviving Corporation	1.1
Takeover Statute	5.12
Tax	5.14
Taxable	5.14
Taxes	5.14
Tax Contract	5.14(j)
Tax Return	5.14
Termination Fee	9.2(b)(i)
Trademarks	5.17(a)
Trade Secrets	5.17(a)
Underwater Company Option	4.5(a)
VEBAs	5.8(a)
Voting Debt	5.2
Warrants	5.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 14, 2005, among Abgenix, Inc., a Delaware corporation (the “Company”), Amgen Inc., a Delaware corporation (“Parent”), and Athletics Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have, by resolutions duly adopted, declared that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) and the other transactions contemplated by this Agreement are advisable and have approved this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2.          Closing.  The closing of the Merger (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 1870 Embarcadero Road, Palo Alto, California, at 9:00 A.M. (CA time) on the second business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

1.3.          Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”), together with any required certificates, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1.          The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (the “Charter”), until duly amended as provided therein or by applicable Law.

2.2.          The Bylaws.  The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1.          Directors.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2.          Officers.  The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.          Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Merger Consideration.  Each share of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issued and outstanding at the Effective Time (a “Share” or, collectively, the “Shares”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect Subsidiary of the Company except, in the case of clauses (i) and (ii), for any such Shares held on behalf of third parties and (iii) Shares (“Dissenting Shares”) that are held by stockholders (“Dissenting Stockholders”) who have properly exercised and not withdrawn appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”, and each Share that is not an Excluded Share, an “Outstanding Share” and collectively, the “Outstanding Shares”)), together with the associated share purchase rights (“Company Rights”) issued pursuant to the Rights Agreement, shall be converted into the right to receive, and become exchangeable in accordance with this Article IV for, an amount of cash equal to $22.50 (the “Per Share Merger Consideration”, the aggregate amount in cash into which all Shares shall be converted pursuant to this Section 4.1(a) being referred to herein as  the “Merger Consideration”).

(b)           Cancellation of Shares/Certificates.  At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) (i) representing any Outstanding Shares shall thereafter represent only the right to receive the Per Share Merger Consideration, as applicable, payable in respect of such Outstanding Shares in accordance with this Article IV, (ii) representing any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 4.3 and (iii) representing any Excluded Shares other than Dissenting Shares shall be cancelled and such Excluded Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)           Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of the holder thereof, converted into one share of common stock of the Surviving Corporation.

(d)           Further Rights in Shares.  The Per Share Merger Consideration issued upon conversion of an Outstanding Share in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Outstanding Share.

4.2.          Exchange of Certificates for Merger Consideration.

(a)           Paying Agent.  At the Effective Time, Parent shall deposit or cause to be deposited with a paying agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably withheld or delayed (the “Paying Agent”), for the benefit of holders of Outstanding Shares, a cash amount sufficient to pay the Merger Consideration to be paid in the Merger in exchange for Outstanding Shares (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent, pursuant to irrevocable instructions provided by Parent, shall deliver the Per Share Merger Consideration contemplated to be paid per Outstanding Share pursuant to Section 4.1 out of the Exchange Fund upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV.

(b)           Payment Procedures.  Appropriate transmittal materials shall be provided to the holders of record of Shares promptly following the Effective Time by the Paying Agent advising such holders of the effectiveness of the Merger and the procedure for surrendering Certificates to the Paying Agent.  The transmittal materials shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or an effective affidavit of loss in lieu thereof) to the Paying Agent and (ii) include instructions for use in effecting the surrender of Certificates (or effective affidavit of loss in lieu thereof) in exchange for the aggregate Per Share Merger Consideration payable in respect of the Shares represented by such Certificates.  Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof), together with properly completed and executed transmittal materials, to the Paying Agent in accordance with the terms of the transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings as provided in Section 4.7) equal to (A) the number of Shares represented by such Certificate (or effective affidavit of loss in lieu thereof) multiplied by (B) the Per Share Merger Consideration, in the form of a check (or made available for collection by hand if so elected by the surrendering holder of a Certificate (or effective affidavit of loss in lieu thereof), provided payment by hand is permissible by the Paying Agent) and the Certificate so surrendered shall be cancelled forthwith.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, a check for any cash to be paid upon due surrender of the Certificate may be issued to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.  If any Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the holder of the Certificate surrendered or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(c)           Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or Paying Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder thereof is entitled pursuant to this Article IV.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent.  Any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of (after giving effect to any required tax withholdings as provided in Section 4.7) the Per Share Merger Consideration payable in respect of any such holders’ Shares (without interest thereon) upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof).  Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.7) equal to the number of Shares represented by such lost, stolen or destroyed Certificate that have been surrendered multiplied by the Per Share Merger Consideration.

(f)            Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligations under Section 4.1(a).  Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 4.2(d).

4.3.          Dissenters’ Rights.  At the Effective Time, the Shares held by each Dissenting Stockholder shall be converted into and become exchangeable for and be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Shares owned by such Dissenting Stockholder unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to dissent from the Merger under the DGCL, at which time such Person’s Shares shall represent only the right to receive (after giving effect to any required tax withholdings as provided in Section 4.7) the Per Share Merger Consideration payable in respect of any such Person’s Shares (without interest thereon, upon due surrender of their Certificate (or effective affidavits of loss in lieu thereof)).  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Person shall forfeit the right to appraisal of such Shares and such Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Per Share Merger Consideration payable in respect of such Shares.  The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4.          Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication with respect to any such event, so as to preserve the economic benefits that the parties reasonably expected on the date of this Agreement as a result of the consummation of the Merger and any other transaction contemplated by this Agreement.

4.5.          Treatment of Stock Plans.

(a)           Treatment of Underwater Options and Stock Purchase Rights.  At least 31 days prior to the Effective Time, the Company shall take all actions necessary to fully vest each outstanding option to purchase Shares with an exercise price greater than $30.00 (an “Underwater Company Option”) and each outstanding stock purchase right (a “Stock Purchase Right”) issued under the Stock Plans (as defined in Section 5.2), and provide appropriate notice to each holder of an Underwater Company Option or Stock Purchase Right informing them that (i) all their Underwater Company Options and Stock Purchase Rights are fully vested and (ii) their Underwater Company Options and Stock Purchase Rights will all terminate if not exercised within 30 days after the date of the notice.  The Company will take all actions necessary to ensure that there are no outstanding Underwater Company Options or Stock Purchase Rights immediately prior to the Effective Time, including without limitation seeking consents from the holders of Underwater Company Options and Stock Purchase Rights, if requested by Parent.  The provisions of this Section 4.5(a) shall be contingent upon the consummation of the Merger and shall be null and void in the event the Merger is not consummated.

(b)           Treatment of In-the-Money Options.  At the Effective Time, each outstanding option to purchase Shares with an exercise price less than or equal to $30.00 (an “In-the-Money Company Option” and together with the Stock Purchase Rights and the Underwater Company Options, the “Company Options”) issued under the Stock Plans (as defined in Section 5.2), whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest number of whole shares) of (x) the number of Shares subject to the In-the-Money Company Option immediately prior to the Effective Time and (y) the Conversion Number, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such In-the-Money Company Option immediately prior to the Effective Time divided by (B) the Conversion Number; provided, however, that the exercise price and the number of shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) purchasable pursuant to the In-the-Money Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any In-the-Money Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Except as specifically provided above, following the Effective Time, each In-the-Money Company Option shall continue to be governed by the same terms and conditions as set forth in the applicable Stock Plan and any agreements thereunder as were applicable  immediately prior to the Effective Time.  For purposes of  this Agreement, the “Conversion Number” shall be equal to the fraction having a numerator equal to the Per Share Merger Consideration and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as quoted on the NASDAQ Stock Market (“NASDAQ”) (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for each of the five consecutive trading days immediately preceding the Closing Date.  In addition to the foregoing, Parent shall assume the Stock Plans, and the number and kind of shares available for issuance under the Stock Plans shall be converted into shares of Parent Common Stock in accordance with the provisions of each applicable Stock Plan.

(c)           Company Awards.  At the Effective Time, each then outstanding right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Company Benefits Plans, other than Company Options (the “Company Awards”), shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of Parent Common Stock equal to the product (rounded down to the nearest number of whole shares) of (x) the number of Shares subject to such Company Award immediately prior to the Effective Time and (y) the Conversion Number, and to the extent such Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, at a reference price per share (rounded up to the nearest whole cent) equal to (A) the reference price per Share immediately prior to the Effective Time divided by (B) the Conversion Number.  Except as specifically provided above, following the Effective Time, each such right shall otherwise be subject to the same terms and conditions as were applicable to the rights under the relevant Stock Plan or other Company Benefit Plan immediately prior to the Effective Time. Section 4.5(c) of the Company Disclosure Letter sets forth a true and compete list of all Company Awards.

(d)           Employee Stock Purchase Plan.  The Company shall take all actions necessary to cause any purchase periods under the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”) and Canadian Employee Stock Purchase Plan (the “Canadian ESPP”) to be shortened by setting a new exercise date for all such periods within 30 days of the date of this Agreement (the “Exercise Date”) where each participant’s accumulated payroll deductions shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP and the Canadian ESPP.  The Company agrees that no new purchase periods will begin under the ESPP or the Canadian ESPP after the Exercise Date and that no further purchases of shares of Company Common Stock will be made after the Exercise Date.  Prior to the Effective Time, the Company shall take all actions necessary to terminate the ESPP and the Canadian ESPP and ensure that no further purchases of shares of Company Common Stock are made thereunder.

(e)           Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee, as applicable,

shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.5(a), 4.5(b), 4.5(c) and 4.5(d).

(f)            No Right to Acquire Shares.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options and Company Awards after the Effective Time.

4.6.          Treatment of the Preferred Stock, the AZ Note and the Warrants.  The Preferred Stock, the AZ Note and the Warrants shall be treated as set forth in Section 7.11.

4.7.          Withholding.  Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Outstanding Shares such amounts as Parent or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”) , or any applicable Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Outstanding Shares in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

4.8.          Associated Rights.  All references in this Agreement to the shares of Common Stock shall be deemed to include the associated Company Rights issued pursuant to the Rights Agreement, except, in each case, where the context otherwise requires.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the “Company Disclosure Letter”) (with disclosure of any item, information or other matter on any section of the Company Disclosure Letter, should the existence of such item, information or other matter be relevant to any other section of this Agreement, to the extent that such relevance is readily apparent on the face thereof, being deemed to be disclosed with respect to such other section or subsection of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1.          Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect.  The Company has made available to Parent a true and complete copy of the Company’s and each of its Subsidiaries’ certificates of incorporation and bylaws or comparable governing instruments, each as amended to the date hereof.  The Company’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing instruments so delivered are in full force and effect.  Section 5.1 of the Company Disclosure Letter contains a true and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

As used in this Agreement, the term (a) “Subsidiary” means, with respect to any entity, any other entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by the first entity or by one or more of its respective Subsidiaries; (b) “Company Material Adverse Effect” means (i) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger or otherwise prevent the performance by the Company of any of its material obligations under this Agreement or (ii) a material adverse effect on the financial condition, facilities, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute a Company Material Adverse Effect:  (A) changes or developments in the biotechnology and pharmaceuticals industries generally, which changes or developments do not disproportionately affect the Company relative to other participants in the biotechnology and pharmaceuticals industries; (B) changes or developments in financial or securities markets or the economy in general, which changes do not disproportionately affect the Company; (C) an act of terrorism or other national calamity directly involving the United States, which act of terrorism or calamity does not disproportionately affect the Company; (D) the failure of the Company to meet projections of earnings, revenues or other financial measure (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect); (E) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect); (F) the execution of this Agreement or announcement or consummation of the transactions contemplated by this Agreement, including relations with employers, customers, suppliers or partners, or any actions pursuant to (or required by) this

Agreement; or (G) any adverse change, development, circumstance, event or occurrence relating to Panitumumab or Denosumab to the extent that it results from (1) an action by Parent or any of its Affiliates, (2) the omission of an action that was required to be, or reasonably should have been, taken by Parent or any of its Affiliates, or (3) facts and circumstances actually known by Parent or any of its Affiliates as of the date hereof; (c) “Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person; and (d) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

5.2.          Capital Structure.  The authorized capital stock of the Company consists of 220,000,000 Shares, of which 90,944,052 Shares were outstanding as of December 12, 2005, and 5,000,000 shares of Preferred Stock, par value $0.0001 per share, of which 50,000 shares of Series A-1 preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”) were outstanding as of the date of this Agreement.  All of the outstanding Shares of Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.  The Company has no other shares of capital stock reserved for issuance, except that, as of December 12, 2005, there were 16,646,475 shares reserved for issuance pursuant to the Company’s Amended and Restated 1996 Incentive Stock Plan, as amended and restated as of April 27, 2000, Amended and Restated 1998 Director Option Plan, as amended and restated as of February 27, 2003, and Amended and Restated 1999 Nonstatutory Stock Option Plan, as amended and restated as of January 14, 2002 (each a “Stock Plan”, and together, the “Stock Plans”), 1,203,672 shares of Common Stock reserved for issuance pursuant to the ESPP and the Canadian ESPP, 50,000 shares of Series A Participating Preferred Stock of the Company reserved for issuance pursuant to the Amended and Restated Rights Agreement, dated as of May 9, 2002, as amended, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”), 3,607,243 shares of Common Stock subject to issuance upon conversion of the Preferred Stock, 3,625,816 shares of Common Stock subject to issuance upon conversion of the Company’s 3.5% Convertible Subordinated Notes due 2007 (the “Convertible Subordinated Notes”), 23,400,936 shares of Common Stock subject to issuance upon conversion of the Company’s 1.75% Convertible Senior Notes due 2011 (the “Convertible Senior Notes”), 3,607,243 shares of Common Stock subject to issuance upon conversion of the Company’s Convertible Subordinated Note due 2013 (the “AZ Note” and collectively with the Convertible Subordinated Notes and the Convertible Senior Notes, the “Convertible Notes” ) and 2,715 shares of Common Stock subject to issuance pursuant to the warrants to purchase Common Stock (the “Warrants”).  Section 5.2 of the Company Disclosure Letter sets forth each of the amendments amending each of the Warrants, a true and complete list of the holders of each of the Warrants and the number of shares of Common Stock for which each Warrant is exercisable.  AstraZeneca UK Limited is the only holder of shares of Preferred Stock.  The Company Disclosure Letter contains a correct and complete list of each outstanding Company Option or Company Award, including the holder, date of grant, exercise price, number of Shares subject thereto, number of Shares vested as of such date, vesting schedule, the type of Company Option and the Stock Plan or other Company Benefit Plan under which such Company Options or Company Awards were granted.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, judgment, claim, pledge, security interest or other encumbrance (each, a “Lien”).  Since December 31, 2004, except as set forth in Section 5.2 of the Company Disclosure Letter, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other equity interests, other than those shares of capital stock reserved for issuance as set forth in this Section 5.2.  Except as set forth in this Section 5.2 and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Other than the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).  There are no outstanding contractual obligations of the Company or any of its Subsidiaries (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any equity interests of the Company or any of its Subsidiaries.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person.  The Company does not own, directly or indirectly, any voting interest in any Person that may require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Merger and the other transactions contemplated by this Agreement.

5.3.          Corporate Authority; Approval and Fairness.

(a)           The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by the affirmative vote of the holders of majority of the outstanding shares of Common Stock, assuming that the effective redemption of the Preferred Stock is accomplished prior to the Effective Time, and to the filing and recording of the Certificate of Merger under the provisions of the DGCL (the “Company Requisite Vote”).  The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement in their capacity as stockholders of the Company.  This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           The Board of Directors of the Company (i) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) has received the opinion of its financial advisors, Goldman, Sachs & Co., to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders; (iii) has resolved to recommend adoption of this Agreement to the holders of Shares (such recommendation being the “Directors’ Recommendation”); and (iv) has directed that this Agreement be submitted to the holders of Shares for their adoption.  It is agreed and understood that the opinion referenced in (ii) above is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

5.4.          Governmental Filings; No Violations; Certain Contracts, Etc.

(a)           Other than the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3; (ii) under the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”); (iii) required to be made with NASDAQ; (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” laws; (v) with or to those foreign Governmental Entities regulating competition and antitrust Laws listed on Section 5.4(a) of the Company Disclosure Letter; and (vi) required to be made under any environmental, health or safety Law (including the rules and regulations of the FDA and equivalent foreign Governmental Entities), no notices, reports or other filings are required to be made by the Company with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) with or without notice or lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the acceleration of or creation of any obligations or the creation of any Lien on any assets of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, loan, credit agreement, arrangement or other obligation, including all amendments, supplements or modifications thereto binding upon the Company or any of its Subsidiaries (each, a “Contract”) or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract, except, in the case of clause (ii) or (iii) above, as listed on Section 5.4(b) of the Company Disclosure Letter.  Section 5.4(b) of the Company Disclosure Letter sets forth a true and complete list of Contracts pursuant to which consents or waivers are required prior to consummation of the Merger and the other transactions contemplated by this Agreement.

(c)           Section 5.4(c) of the Company Disclosure Letter sets forth a true and complete list of all material claims that to the knowledge of the Company are held by the Company or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code, together with a true and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding.  None of such orders, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

5.5.          Company Reports; Financial Statements.

(a)           The Company has made available (for purposes of this Section 5.5, any material that has been filed with the Securities and Exchange Commission (the “SEC”) in an unredacted form and that is available through EDGAR shall be deemed to have been made available) to Parent true and complete copies of each registration statement, report, proxy statement or information statement, including all amendments, schedules, supplements and exhibits thereto, prepared by it since December 31, 2002 (the “Base Date”), including the Company’s Annual Report on Form 10-K for the years ended December 31, 2002, 2003 and 2004, and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005, in the form (including exhibits, annexes and any amendments thereto) filed with or furnished to the SEC.  The Company has timely filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the applicable securities statutes, regulations, policies and rules since the Base Date (the forms, statements, reports and documents filed or furnished since the Base Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or furnishing, complied or will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards.  As of their respective dates (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  As of the date hereof, no Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.  The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with or furnished to the SEC to any agreement, document or other instrument which the Company has previously filed with or furnished to the SEC pursuant to the Securities Act or the Exchange Act.

(b)           (i) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) has been or will be prepared from, and is in accordance with, the books and records of the Company and presents fairly, or will present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and (ii) each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, or will present fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of each of (i) and (ii) with respect to unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in the case of each of (i) and (ii) in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(c)           The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.  Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company.

(d)           The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (C) any other matter required to be disclosed by Law, the Company’s policies, the listing standards of NASDAQ, the audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board.

(e)           Since the Base Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise has knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after the Base Date, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after the Base Date, by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

(f)            The Company has made available to Parent a complete and correct set of the corporate minute books of the Company and each of its Subsidiaries since December 31, 2002, and such minute books reflect a true and complete summary of all meetings of the Board of Directors of the Company and all meetings of any similar governing body of each of its Subsidiaries.

5.6.          Absence of Certain Changes.  Since September 30, 2005, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with past practice and there has not been:

(a)           any event or change in the financial condition, facilities, assets, Company Intellectual Property, liabilities, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(b)           any merger or consolidation of the Company or any of its Subsidiaries with any Person or any split, combination or reclassification of the Company’s or its Subsidiaries’ outstanding shares of capital stock, or any issuance or sale or any purchase, redemption or other acquisition, directly or indirectly, by the Company or any of its Subsidiaries of the capital stock of the Company or such Subsidiary or any securities convertible into or exchangeable therefor;

(c)           any declaration, setting aside or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of the capital stock of the Company;

(d)           any transfer, lease, license, guarantee, sale, mortgage, pledge, disposal or encumbrance of any material property, asset or interest therein (including (i) Company Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, but excluding Intellectual Property Contracts granted in the ordinary course to third parties, and (ii) capital stock of any of the Company’s Subsidiaries) of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice or (B) the incurrence of Permitted Liens;

(e)           any incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money or the issuance of any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries or the assumption, guarantee or endorsement as an accommodation or otherwise, by the Company or any of its Subsidiaries of the obligations of any other Person, in the case of any of the foregoing involving an aggregate principal amount or potential guaranteed amount in excess of $500,000;

(f)            any acquisition by the Company or any of its Subsidiaries of any assets or interest in any assets from any other Person (other than any Subsidiary) outside the ordinary course of business consistent with past practice in excess of $500,000 individually, or $1,000,000 in the aggregate;

(g)           any change by the Company in its accounting policies or procedures, except as required by GAAP or by Law;

(h)           any revaluation of any of the Company’s material assets;

(i)            any increase in or material change (including any such changes reasonably expected to be adopted prior to the Effective Time) or establishment of any bonus, insurance, severance, retention, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase or material change (including any such changes reasonably expected to be adopted prior to the Effective Time) in the compensation payable or to become payable to any officers or employees of the Company or any of its Subsidiaries or any amendment of any of the Company Benefit Plans other than as indicated in Section 5.6(i) of the Company Disclosure Letter;

(j)            any making of any material loan, advance or capital contribution to, or investment in, any Person other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) loans, advances or capital contributions to, or investments in, any Person in an amount not in excess of $500,000 in the aggregate; and

(k)           any agreement or undertaking to do any of the foregoing.

5.7.          Litigation and Liabilities.

(a)           Except as disclosed in the Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that (i) are, individually or in the aggregate, if determined adversely to the Company, reasonably likely to have a Company Material Adverse Effect (ii) in any manner adversely affect the Company’s research, development or commercialization of its products or clinical product candidates, or (iii) challenge the validity or propriety, or seek to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding that is reasonably likely to have a Company Material Adverse Effect.

(b)           There are no liabilities or obligations of the Company or any Subsidiary of the Company, whether or not accrued, contingent or otherwise that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, other than:

(i)            liabilities or obligations to the extent (A) reflected on the consolidated balance sheet of the Company or (B) readily apparent in the notes thereto, included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005;

(ii)           liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2005;

(iii)          liabilities and obligations incurred in connection with the Company’s performance of its obligations under this Agreement and the transactions contemplated hereby and thereby;

(iv)          performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or

(v)           liabilities or obligations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)           This Section 5.7 does not apply to Tax matters, which are addressed in Section 5.14.

5.8.          Employee Benefits.

(a)           Section 5.8(a) of the Company Disclosure Letter sets forth an accurate and complete list of all currently maintained or reasonably expected to be adopted prior to the Effective Time (i) “employee welfare benefit plans” (“Company Welfare Plans”), within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) “employee pension benefit plans” (“Company Pension Plans”), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, performance award, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, loans, supplemental retirement and unemployment benefit plans, programs, arrangements, policies, commitments and/or practices; and (iv) retention, termination and severance contracts or agreements, employment agreements, and consulting services agreements involving consideration to the consultant in excess of $50,000 per year, in each case, for active, retired or former employees, directors or consultants that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries or ERISA Affiliates, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices are governed by ERISA, insured, legally binding, formal or informal, funded or unfunded, or written or oral (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (i), (ii), (iii) and (iv) above are collectively referred to herein as “Company Benefit Plans”).  For purposes of this Section 5.8(a), “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.  Neither the Company nor, to the knowledge of the Company, any other Person or entity, has made any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (i) each Company Benefit Plan (or, if not written, a written summary of its terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and the most recent summary plan descriptions, together with any summary of modifications, (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules attached thereto) filed with the United States Internal Revenue Service (“IRS”) with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (v) any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program and (vi) all filings made by the Company or any ERISA Affiliate of the Company with any Governmental Entity in connection with any inquiry from such Governmental Entity.

(c)           Each Company Benefit Plan (including any related trust) complies in all material respects in form with the requirements of applicable Law, including ERISA and the Code, and has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company’s consolidated balance sheet dated as of December 31, 2004 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Balance Sheet”).  With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, that the Company would reasonably expect to subject it, in each case, to any material liability (other than for (i) liabilities with respect to routine benefit claims or payments under the terms of the applicable plan, routine administrative and legal expenses, plan contributions or premium payments or (ii) liabilities triggered by the transactions contemplated by this Agreement) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(d)           (i) The Company and each ERISA Affiliate have performed, in all material respects, all obligations required to be performed by them under each Company Benefit Plan and neither the Company nor any ERISA Affiliate is in default under or in violation of any Company Benefit Plan, (ii) each Company Benefit Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and the corresponding related exemption of its trust from U.S. federal income taxation under Section 501(a) of the Code is so exempt, each VEBA has been determined by the IRS to be exempt from U.S. federal income taxation under Section 501(c)(9) of the Code, and to the knowledge of the Company, nothing has occurred that would be reasonably expected to result in the loss of such qualification or exemption, (iv) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (v) each Company Welfare Plan and Company Pension Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, (B) if the Company Pension Plan is subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the Balance Sheet or (C) costs associated with terminating third party contracts), (vi) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, including any audit or inquiry by the IRS, the United States Department of Labor, the United States Pension Benefit Guaranty Corporation (“PBGC”), or the United States Department of Health and Human Services (other than routine benefits claims), (vii) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures required under applicable law have been timely provided to participants, (viii) to the knowledge of the Company, all contributions and payments to such Company Benefit Plan are deductible under Code Sections 162(m), (ix) no assets of any Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and (x) no material excise Tax could be imposed upon the Company under Chapter 43 of the Code.

(e)           Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to in the past six years, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA)

that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” (“Multiemployer Plan”) as defined in Section 3(37) of ERISA.

(f)            No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger and the other transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  The Company has provided the following to Parent: (i) the preliminary estimated maximum amount that could be paid to each disqualified individual in connection with the Merger and the other transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, assuming that the individual’s employment with the Company is terminated immediately after the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual and (iii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.  Within 15 days of the date of this Agreement, the Company will provide final estimates of the aforementioned information to Parent.

(g)           Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits and/or other welfare benefits and neither the Company nor any of its Subsidiaries has any obligation to provide such benefits.  The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(h)           There are no loans by the Company or any of its Subsidiaries to any of their officers, employees, contractors or directors outstanding, and there have never been any loans by the Company or any of its Subsidiaries in violation of Section 402 of the Sarbanes-Oxley Act, or subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.  All employees of the Company and its Subsidiaries are “at-will” and will not be owed any severance or other payments or benefits upon termination or upon a change in control of the Company.

(i)            With respect to each Company Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the Balance Sheet.

(j)            Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the Merger and the other transactions contemplated by this Agreement or such related agreements will (either alone or in conjunction with any other event, such as termination of employment), except as provided by Parent (i) result in any payment (including, without limitation, severance or unemployment compensation) becoming due to any employee of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any indebtedness, (v) result in any obligation to fund future benefits under any Company Benefit Plan, (vi) result in the imposition of any restrictions with respect to the amendment or termination of any of the Company Benefit Plans or (vii) result in any payment under any Company Benefit Plan which would not be deductible under Section 162(m) of the Code.  No individual who is a party to an employment agreement listed in Section 5.8(a) of the Company Disclosure Letter or any agreement incorporating change in control provisions with the Company or any of its Subsidiaries has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company or any of its Subsidiaries under such agreement.

5.9.          Compliance with Laws; Permits.  Since December 31, 2004, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) in any material respect in the aggregate; and, prior to December 31, 2004, the businesses of each of the Company and its Subsidiaries had not been conducted in violation of any Laws, except for such violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, to the knowledge of the Company, is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.  To the knowledge of the Company, no change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in order to bring them into material compliance with any Laws, and the Company has not received any written notice or communication of any material noncompliance with any Laws that has not been cured as of the date hereof.  Each of the Company and its Subsidiaries has all material licenses, permits, franchises, variances, exemptions, orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of the pharmaceutical compounds or products tested or sold by the Company or its Subsidiaries (any such Governmental Entity, a “Pharmaceutical Regulatory Agency”) necessary for the Company or any such Subsidiary to own, lease and operate its properties or other assets and to carry on its respective business (the “Company Permits”), and all such Company Permits are valid, and in full force and effect.  The Company and each of its Subsidiaries is in compliance in all material respects with all statutes, rules and regulations (including, but not limited, to those pertaining to Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice) of the FDA and any applicable foreign equivalent with respect to manufacturing, clinical research and development, marketing and sale of all of their products.  There are no pending or, to the knowledge of the Company, threatened actions or proceedings by the FDA or any applicable foreign equivalent which would prohibit or materially impede the sale of any product currently manufactured and/or sold by the Company or any of its Subsidiaries into any market.  The Company has received no notice with respect to revocation or challenge of any of the Company Permits.  This Section 5.9 does not apply to Tax matters, which are addressed in Section 5.14.

5.10.        Properties.

(a)           Neither the Company nor its Subsidiaries owns any real property.  Each of the Company and its Subsidiaries has (i) good and valid title to all of the properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company Reports, except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens, and (ii) a valid leasehold interest or other comparable Contract of use in all properties and assets reflected as leased on such balance sheet, except for such leases terminated in the ordinary course of business consistent with past practice since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens.  The assets of the Company and its Subsidiaries and any assets leased or licensed by the Company and its Subsidiaries constitute as of the date of this Agreement, and will constitute as of the Closing (except sales and dispositions of assets in the ordinary course of business consistent with past practice), all of the material assets, rights and properties, tangible and intangible, real or personal, which are necessary for the operation of the business of the Company and its Subsidiaries, as presently operated.  The Company or one of its Subsidiaries, as applicable, enjoys peaceful and undisturbed possession under all Personal Property Leases and Real Property Leases.  For purposes of this Agreement, (A) “Real Property Leases” shall mean all Contracts for real property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $100,000; (B) “Personal Property Leases” shall mean all Contracts for personal property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $100,000; and (C) “Permitted Liens” shall mean (1) Liens for Taxes, assessments or similar charges being contested in good faith or are not yet due and delinquent; (2) pledges or deposits made in the ordinary course of business consistent with past practice; (3) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and delinquent; and (4) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business.

(b)           (i) All Personal Property Leases and Real Property Leases are valid and binding on the Company or any of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, (ii) all Personal Property Leases and Real Property Leases are in full force and effect, (iii) each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under the Personal Property Leases and Real Property Leases and (iv) to the knowledge of the Company, each other party to a Real Property Lease or Personal Property Lease is not in default with respect to any of its material obligations required to be performed by it under such Real Property Lease or Personal Property Lease.  Neither the Company nor any of its Subsidiaries has knowledge of any default or any event which, with the giving of notice or lapse of time or both, would be an event of default by the lessee or licensee thereunder.

(c)           Neither the Company nor, to the knowledge of the Company, any other party to any Real Property Lease has commenced any action in respect of, or arising out of such Real Property Lease or given any written notice to the Company or any of its Subsidiaries for the purpose of terminating or threatening to terminate such Real Property Lease, and no lessor or sublessor under any Real Property Lease has given any written notice to the Company or any of its Subsidiaries for the purpose of terminating or threatening to terminate any right of first refusal (or right of first offer) to lease or purchase, any lease expansion right, or any similar right now existing under the Real Property Leases.

(d)           To the knowledge of the Company, there are no conditions or defects to the buildings contained on the real property subject to the Real Property

Leases that would reasonably be expected to materially impact the Company’s use of such property in the manner in which it is currently being used.

5.11.        Contracts.

(a)           Section 5.11 of the Company Disclosure Letter lists each of the following Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound, other than Company Benefit Plans or Tax Contracts, and other than Contracts entered into after the date hereof, but only to the extent entering into such Contract is not prohibited by Section 7.1 hereof (such Contracts entered into after the date hereof being deemed to be set forth in Section 5.11 of the Company Disclosure Letter and included within the Company Material Contracts to the extent they would have been required to have been so listed and so included if entered into prior to the date hereof; provided, that the Company promptly notifies Parent thereof) (such Contracts being the “Company Material Contracts”):

(i)            each Contract or series of related Contracts that (A) involved or involves payment by the Company or any of its Subsidiaries of consideration of more than $500,000 annually and has continuing material obligations, rights or interests (other than a Contract under which the sole continuing obligation is to maintain confidentiality) and cannot be cancelled by the Company or such Subsidiary without penalty or further payment without more than 60 days’ notice (other than payments for services rendered to the date) or (B) has material continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product or clinical product candidate of the Company or any of its Subsidiaries;

(ii)           each Contract pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research or development, including:  (A) non-disclosure agreements relating to potential business combinations or acquisitions or similar transactions involving the Company or any of its Subsidiaries, (B) material manufacture or supply services or material Contracts with contract research organizations for clinical trials-related services and (C) customary material transfer Contracts for pre-clinical products or clinical products of the Company or any of its Subsidiaries with commercial, pharmaceutical or biotechnology companies (but only to the extent that such Contract contains any provision that restricts the ability of the Company or its Affiliates to engage in any line of business);

(iii)          each Contract evidencing indebtedness in excess of $500,000;

(iv)          each material Contract with any Governmental Entity;

(v)           each non-competition Contract or other Contract that limits in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage, including the research, development and commercialization of any antibody or therapeutic agent directed at a specific antigen or other target or in any therapeutic area, or the manner or locations in which any of them may so engage in any business;

(vi)          each Contract requiring payments by or to the Company or any of its Subsidiaries in excess of $25,000 individually between or among the Company or any of its Subsidiaries and any director, officer, stockholder holding five percent or more of any class of outstanding equity securities of the Company or, to the Company’s knowledge, any Affiliate of such Person;

(vii)         each Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not previously been so filed;

(viii)        each Contract material to the conduct of the business of the Company or its Subsidiaries concerning Intellectual Property to which the Company or its Subsidiaries are a party, including without limitation Contracts granting the Company and its Subsidiaries rights to use Intellectual Property owned or held by any other Person (the “Licensed Intellectual Property”), non-assertion agreements, settlement agreements, agreements granting rights to use Company Intellectual Property, trademark coexistence agreements and trademark consent agreements (the “Intellectual Property Contracts”) (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company); and

(ix)           all other Contracts, whether or not entered into in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, or to the conduct of their respective businesses, taken as a whole, or the absence of which would reasonably be expected to prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

(b)           (i) All Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its

Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof, except, in each case, as would not individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(c)           A true and complete copy of each Company Material Contract, together with all amendments and supplements thereto, has been delivered to Parent.

(d)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, as of the date hereof, entered into a Contract with a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury.

5.12.        Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement.  The Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby.

5.13.        Environmental Matters.  (a) The Company and its Subsidiaries have complied in all material respects at all times with all applicable Environmental Laws; (b) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any material quantity of any Hazardous Substance; (c) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any material quantity of any Hazardous Substance during or prior to such period of ownership or operation; (d) neither the Company nor any of its Subsidiaries is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property; (e) neither the Company nor any of its Subsidiaries has received any unresolved written notice, demand, claim or request for information from any Governmental Entity or other third party indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (f) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (g) there are no other material circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (h) the Company has delivered to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law, agency requirement or applicable judicial or administrative decision, order or decree relating to:  (i) the protection, investigation or restoration of the environment, workplace health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure to any Hazardous Substance, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is:  (i) regulated pursuant to any Environmental Law and (ii) any other substance which may be the subject of regulatory action by any Government Entity pursuant to any Environmental Law, including petroleum products, biohazardous substances, mold and asbestos.

5.14.        Taxes.

(a)           Except as set forth in Section 5.14(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) with the appropriate Tax authorities all material Tax Returns required to be filed by any of them and all such material filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are due and owing on or before the date hereof (whether or not shown as due on any Tax Returns), including, but not limited to, amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or provided for in the most recent financial statements included in the Company Reports; and (iii) have not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, except for such waivers or extensions of time that have since expired or are otherwise no longer in effect.

(b)           Section 5.14 of the Company Disclosure Letter lists any deficiencies for material Taxes of the Company or any of its Subsidiaries that have been claimed, proposed or assessed in writing by a Tax authority, except for deficiencies that have been paid or otherwise resolved, or which have been provided for in the most recent financial statements included in the Company Reports.

(c)           Section 5.14 of the Company Disclosure Letter lists any currently pending audits, examinations, investigations or other administrative proceedings in respect of material Taxes of the Company or any of its Subsidiaries.

(d)           There are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are likely to have a Company Material Adverse Effect and are not disclosed in, or provided for in the most recent financial statements included in, the Company Reports.

(e)           The Company has made available to Parent true and correct copies of the United States federal, state and local income and franchise Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2004, 2003 and 2002 and true and correct copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries or any of its or their respective predecessors since December 31, 2000 with respect to material Taxes of any type.

(f)            Neither the Company nor any of its Subsidiaries has any material liability with respect to Taxes that has not been properly accrued for in accordance with GAAP in the most recent financial statements included in the Company Reports, except for Taxes that accrued after the dates covered by such financial statements and that were incurred in the ordinary course of business.

(g)           Since the date of the financial statements contained in the most recent Company Report, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom or practice.

(h)           Except as set forth in Section 5.14(h) of the Company Disclosure Letter, no power of attorney (other than powers of attorney that have expired or authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or such Subsidiaries, respectively) with respect to any Taxes has been executed or filed by the Company or any of its Subsidiaries with any Tax authority.

(i)            Neither the Company nor any of its Subsidiaries is responsible for Taxes of any other Person (other than a member of the affiliated group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, by Contract or otherwise.

(j)            Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement with any Person not included in the financial statements in the most recent Company Report (a “Tax Contract”).

(k)           Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(l)            Neither the Company nor any of its Subsidiaries has agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(m)          Neither the Company nor any of its Subsidiaries (i) is a partner in any general or limited partnership, (ii) owns a membership interest in any limited liability company or (iii) is a shareholder in any foreign corporation.

(n)           Neither the Company nor any of its Subsidiaries has ever participated in an international boycott within the meaning of Code Section 999.

(o)           Neither the Company nor any of its Subsidiaries has entered into or participated in any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b) or 301.6111-2(b)(2).

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

5.15.        Labor and Employment Matters.

(a)           No work stoppage or labor strike against the Company or any of its Subsidiaries by employees is pending or, to the knowledge of the Company, threatened.  Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees.  The Company and each of its Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.  Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).  There are no material pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability and neither the Company nor any of its Subsidiaries is subject to, is a party to, or, to the knowledge of the Company, has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit relating to labor or employment matters involving any current or former employees or consultants, including but not limited to matters involving labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.  There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees or consultants, which controversies have or would reasonably be expected to result in an action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit.  To the Company’s knowledge, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

(b)           Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated, nor is there, nor has there been in the last six years, a representation question in respect of any of the employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor union or labor organization.

(c)           Within the past six years, there has not been, and there is no pending or, to the knowledge of the Company, threatened, claim, lawsuit, audit, investigation or arbitration that has been asserted or instituted against the Company or any of its Subsidiaries by any Governmental Entity or any individual relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

(d)           The Company and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs.

5.16.        Insurance.

(a)           Section 5.16 of the Company Disclosure Letter sets forth, with respect to each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage, (i) the name of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.  The Company has made available to Parent true and complete copies of all such policies.

(b)           Neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any insurance policy listed on Section 5.16 of the Company Disclosure Letter, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such material breach or default, or permit termination or modification, under the policy.

(c)           At no time subsequent to December 31, 2004 has the Company or any of its Subsidiaries (i) received written denial of any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 5.16 of the Company Disclosure Letter will not be available in the future substantially on the same terms as are now in effect.

5.17.        Intellectual Property.

(a)           Section 5.17(a) of the Company Disclosure Letter sets forth a true and complete list of all registered Intellectual Property and material unregistered Trademarks and Copyrights that are exclusively owned by the Company or its Subsidiaries, indicating for each registered item the registration or application number and the applicable filing jurisdiction.  “Company Intellectual Property” shall mean all, registered and unregistered, Intellectual Property exclusively owned by the Company or its Subsidiaries.  “Intellectual Property” shall mean all (i) trademarks, service marks, brand names, corporate names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, business symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, and any provisional applications of any patents or patent applications; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer and supplier lists and other industry information (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) other intellectual property and proprietary rights.

(b)           To the Company’s knowledge, Section 5.17(b) of the Company Disclosure Letter sets forth a true and complete list of all registered Intellectual Property and material unregistered Trademarks and Copyrights that are co-owned by the Company or its Subsidiaries and Third Parties, indicating for each registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Co-Owned Intellectual Property”).

(c)           Except as set forth in Section 5.17 of the Company Disclosure Letter, and except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)            the Company and/or its Subsidiaries exclusively own (beneficially, and of record where applicable) all Company Intellectual Property, free and clear of all Liens, exclusive licenses not granted in the ordinary course of business and non-exclusive licenses not granted in the ordinary course of business;

(ii)           the Company and its Subsidiaries have sufficient rights to use all Intellectual Property necessary to their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement;

(iii)          the rights of the Company or its Subsidiaries in the Company Intellectual Property and, to the Company’s knowledge, the Co-Owned Intellectual Property and Licensed Intellectual Property are valid, subsisting and, to the Company’s knowledge, enforceable (subject to the Bankruptcy and Equity Exception) and are not subject to any outstanding order, judgment, decree or agreement (excluding licenses granted in the ordinary course of business) adversely affecting the Company’s or its Subsidiaries’ use thereof or their rights thereto;

(iv)          the Company’s and its Subsidiaries’ use of the Company Intellectual Property does not and has not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party and, to the Company’s knowledge, no Person is infringing the Company Intellectual Property;

(v)           there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the Company’s knowledge, threatened against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability (subject to the Bankruptcy and Equity Exception), infringement or use of, or licensed right to use, the Company Intellectual Property and, to the Company’s knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists; and

(vi)          to the Company’s knowledge, there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability (subject to the Bankruptcy and Equity Exception), infringement or use of, or licensed right to use, the Co-Owned Intellectual Property or the Licensed Intellectual Property and, to the Company’s knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists.

(d)           The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and contracts that require employees, licensees, contractors, and other third Persons with access to such Trade Secrets to keep such Trade Secrets confidential.  To the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(e)           To the Company’s knowledge, no employee, independent contractor or agent of the Company or any of its Subsidiaries, past or present, is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property, Co-Owned Intellectual Property or Licensed Intellectual Property.  To the Company’s knowledge, all employees of, consultants to or vendors of the Company or any of its Subsidiaries, past and present, with access to confidential information of the Company or any of its Subsidiaries are a party to written agreements under which, among other things, each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company or any of its Subsidiaries and, in the case of employees and consultants, assign to the Company all Intellectual Property created by such employee or consultant in the scope of employment or consultancy with the Company or its Subsidiaries.  The Company has prior to the date of this Agreement provided to Parent for its review forms of such written agreements.  To the Company’s knowledge, none of the Company’s or its Subsidiaries’ current employees is the owner of any patent issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or its Subsidiaries in furtherance of its business, which patents or applications have not been assigned to the Company or a Subsidiary of the Company.  All material Company Intellectual Property developed under contract to the Company or its Subsidiaries have been assigned to the Company or a Subsidiary of the Company.  To the Company’s knowledge, the Company’s and its Subsidiaries’ employees’ performance of their employment activities does not violate such employees’ contractual obligations to any third Person.

(f)            The Company’s and the Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (the “IT Assets”) operate and perform in all material respects as necessary to their business as presently conducted, and have not materially failed within the past two years.  To the Company’s knowledge, no person has gained unauthorized access to the IT Assets.  The Company has implemented reasonable backup and security measures.

5.18.        Regulatory Compliance.  To the extent applicable to the Company or any of its Subsidiaries:

(a)           All Pharmaceutical Products that are subject to the jurisdiction of the FDA are being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the FDCA, the PHSA, their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Entity, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product, except for any failures of compliance which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  As used in this Agreement, the term “Pharmaceutical Products” means all biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Company or any of its Subsidiaries.

(b)           All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company and its Subsidiaries have been, and are being, conducted in material compliance with the requirements of Good Laboratory Practice and Good Clinical Practice and all requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations (“C.F.R.”), except for noncompliances which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)           All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company and its Subsidiaries have been and are being conducted in material compliance with FDA’s current Good Manufacturing Practice regulations for drug and biological products and all applicable similar foreign regulatory requirements of any Governmental Entity.  In addition, the Company and its Subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Laws, except for any failures of compliance which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d)           No Pharmaceutical Product has been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company or any of its Subsidiaries or, to the knowledge of the Company, any licensee, distributor or marketer of any Pharmaceutical Product, in the United States or outside of the United States.

(e)           Neither the Company nor any of its Subsidiaries has received any notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Pharmaceutical Product, or that it has commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Pharmaceutical Products.

(f)            As to the Pharmaceutical Products of the Company and its Subsidiaries for which a biological license application, new drug application,

investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, Section 626 of the PHSA or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all applicable similar state and foreign regulatory requirements of any Governmental Entity, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and are not reasonably likely to have a Company Material Adverse Effect.  As to each such drug, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company and any Subsidiary of the Company, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made.  In addition, the Company and each of its Subsidiaries is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207.

(g)           Additionally, since December 31, 2003, neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company, any officer, key employee or agent of the Company, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

5.19.        Product Registration Files.  The product registration files and dossiers of the Company and each of its Subsidiaries have been maintained, in all material respects, in accordance with reasonable industry standards.  The Company and each of its Subsidiaries has in its possession copies of all the material documentation filed in connection with filings made by the Company or any of its Subsidiaries in all jurisdictions for regulatory approval or registration of the candidates, compounds or products of the Company or any of its Subsidiaries, as the case may be.  To the knowledge of the Company, the filings made by the Company and its Subsidiaries for regulatory approval or registration of the candidates, compounds or products of the Company or any of its Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

5.20.        Rights Agreement.  The Board of Directors of Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and other transactions contemplated by this Agreement and to terminate the Rights Agreement as of the Effective Time.

5.21.        Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed

Goldman, Sachs & Co. as its financial advisor (the “Company Financial Advisor”), and the Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the “Parent Disclosure Letter”) (with disclosure of any item, information or other matter in any section of the Parent Disclosure Letter, should the existence of such item, information or other matter be relevant to any other section of this Agreement, to the extent such relevance is readily apparent on the face thereof, being deemed to be disclosed with respect to such other section or subsection of this Agreement), each of Parent and Merger Sub hereby represents and warrants to the Company that:

6.1.          Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement.  Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

6.2.          Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3.          Governmental Filings; No Violations; Etc.

(a)           Other than the reports, regulations, consents, approvals, permits, authorizations, filings and/or notices (i) pursuant to Section 1.3, (ii) under the HSR Act, the Securities Act and the Exchange Act, (iii) required to be made with NASDAQ, (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” laws and (E) with or to those foreign Governmental Entities regulating competition and antitrust Laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of its material obligations under this Agreement.

(b)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent and Merger Sub, (ii) with or without notice or lapse of time or both, a breach or violation of, or a termination (or right of termination), acceleration or default under, any material Contract binding upon Parent or any Laws or governmental or non-governmental permit or license to which Parent is subject or (iii) any change in the rights or obligations of any party under any Contract, except, in the case of clauses (ii) or (iii) above, for breach, violation, termination, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of its material obligations under this Agreement.

6.4.          Available Funds.  Parent and Merger Sub have available to them all funds necessary for the payment to the Paying Agent of the Merger Consideration and to pay such other amounts payable pursuant to this Agreement.

6.5.          Brokers and Finders.  Neither Parent nor Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Morgan Stanley as its financial advisor.

6.6.          Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of

Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective subsidiaries or that are individually or in the aggregate, if determined adversely to Parent or Merger Sub, reasonably likely to prevent or materially delay performance by Parent or Merger Sub of any of their respective material obligations under this Agreement.

ARTICLE VII

Covenants

7.1.          Interim Operations.  The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 7.1 of the Company Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or except with Parent’s prior written approval, which approval shall not be unreasonably withheld, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to protect and preserve the scope and breadth of its assets and the Company Intellectual Property and to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, outside counsel, clinical trial investigators or managers of its clinical trials, employees and consultants.  Without limiting the generality of the foregoing, and as an extension thereof, the Company shall not and shall not permit any of its Subsidiaries to, from the date of this Agreement until the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a)           amend or propose to amend the certificate of incorporation or bylaws or other comparable governing instruments of the Company or any of its Subsidiaries or amend, modify or waive any provision of the Rights Agreement;

(b)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock, assets or Intellectual Property or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets or interest in any assets from any other Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(c)           split, combine or reclassify its outstanding shares of capital stock of the Company nor enter into any agreement with respect to voting of any of its capital stock, or any securities convertible into or exchangeable for such shares;

(d)           declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of  the capital stock of the

Company or any of its Subsidiaries, other than dividends from its wholly-owned Subsidiaries;

(e)           purchase, redeem or otherwise acquire, except in connection with the Company Option Plan, the Preferred Stock or the AZ Note, or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable or exercisable for any shares of capital stock;

(f)            transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets or interest therein of the Company or any of its Subsidiaries (including (i) Intellectual Property material to the business of the Company and its Subsidiaries, but excluding non-exclusive Intellectual Property licenses granted in the ordinary course of business to third parties, and (ii) capital stock of any of the Company’s Subsidiaries);

(g)           incur any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person, in the case of any of the foregoing, involving an aggregate principal amount or potential guaranteed amount in excess of $500,000 or otherwise incur or modify any material indebtedness or liability;

(h)           issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets of the Company or any of its Subsidiaries (other than in accordance with the Rights Agreement and other than shares issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Stock Plan or upon conversion of the Convertible Notes, the AZ Note or the Preferred Stock);

(i)            make or agree to make any capital expenditures other than any such expenditure (A) not in excess of $200,000 individually or $1,000,000 in the aggregate or (B) in conformance with the Draft ET Meeting 2006 Plan Review, dated December 7, 2005, furnished to Parent prior to the date hereof;

(j)            waive any benefits of, agree to modify in any respect, fail to enforce or consent to any matter with respect to which consent is required under any (i) standstill or similar agreement containing provisions prohibiting a third party from purchasing the capital stock or assets of the Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or (ii) confidentiality, non-solicitation or similar agreements to which the Company or any of its Subsidiaries is a party, excluding, however, waivers of confidentiality relating to non-material Intellectual Property in the ordinary course of business consistent with past practice;

(k)           make any change in accounting practices, policies or principles, except as required by GAAP or by Law or a Governmental Entity as concurred to by the Company’s independent auditors;

(l)            enter into, modify, amend or terminate, or waive, release or assign any material rights or claims under (i) any Contract pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests relating to research, development, clinical trial, distribution, supply, manufacturing, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research and development (excluding (A) clinical study agreements with clinical trial sites, (B) non-disclosure agreements (other than non-disclosure, standstill and exclusivity agreements relating to potential business combinations or acquisitions involving the Company or any of its Subsidiaries or similar transactions), (C) Contracts with independent contractors or vendors providing for services to the Company or any of its Subsidiaries (other than material manufacture or supply services Contracts or material Contracts with contract research organizations for clinical trials related services), and (D) customary material transfer Contracts (other than material transfer Contracts for pre-clinical products or clinical products of the Company or any of its Subsidiaries with commercial, pharmaceutical or biotechnology companies), in the case of each of the foregoing (A), (B), (C) or (D), entered into in the ordinary course of business consistent with past practice); or (ii) any Contract pursuant to which the Company, any of its Subsidiaries or any other party thereto has, or will have, material continuing obligations, rights or interests;

(m)          make any material loan, advance, capital contribution to, or investment in, any Person other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) loans, advances or capital contributions to, or investments in, any other Person in an amount not in excess of $250,000 in the aggregate;

(n)           enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) adversely affect the Company (or, following the Merger, Parent or any Affiliates of Parent) in any material respect, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect, (iii) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement or (iv) limit or restrict the Surviving Corporation, any Affiliate of the Surviving Corporation or any of their successors and assigns from engaging or competing in any line of business, including the research, development and commercialization of any antibody or therapeutic agent directed at a specific antigen or other target or in any therapeutic area, or in any geographic area;

(o)           pre-pay any long-term debt or accelerate or delay any material payments or the collection of payment due to the Company, except in the ordinary course of business consistent with past practice;

(p)           unless reasonably determined to be beneficial to the Company’s prosecution of its patent or Trademark applications, (i) grant, extend, amend (except as required in the diligent prosecution of the Company Intellectual Property), waive or modify any material rights in or to the Company Intellectual Property, Co-Owned Intellectual Property or Licensed Intellectual Property, (ii) fail to diligently prosecute the Company’s and its Subsidiaries’ patent applications, or (iii) fail to exercise a right of renewal or extension under any material Licensed Intellectual Property;

(q)           (i) increase the number of employees of the Company and the Company Subsidiaries by more than 4.5%, based on the number of employees employed by the Company and the Company Subsidiaries as of the date hereof, or (ii) enter into an employment agreement or relationship, other than an “at will” employment relationship, with any Person;

(r)            except as required pursuant to existing written, binding agreements in effect prior to the date hereof and set forth in Section 5.8 of the Company Disclosure Letter, as provided in Section 4.5 of this Agreement or as otherwise required by applicable Law or tax qualification requirement, (i) grant or provide or adopt a plan intended to grant or provide any retention, severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers that do not exceed, on average, 5.0% of the base salary of those receiving such salary increases, and that the increases are not being given as promotional increases, (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Laws; or (vi) issue or forgive any loans to directors, officers, contractors or employees of the Company or any of its Subsidiaries;

(s)           communicate with Company employees regarding the compensation, benefits or other treatment they will receive in connection with the proposed Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(t)            make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period (except as required by Law), change any Tax accounting method (except as required by Law), file any material amended Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(u)           in respect of any Contract, grant rights thereunder to, or accept the designation thereunder of, any newly proposed antigen, which grant or designation would limit or restrict Parent or any of its Affiliates (other than, following the Effective Date, the Company and its Subsidiaries) from researching, developing or commercializing any antibody or other therapeutic agent directed at such antigen, for any therapeutic area or in any geographic area, unless and only to the extent that any such failure to make such grant or acceptance will constitute a breach under such Contract and provided that the Company has provided to Parent at least 10 business days' prior written notice of any such grant or acceptance, which notice shall identify the antigen proposed to be designated, unless such disclosure is prohibited by the terms of such Contract; or

(v)           authorize or enter into an agreement to do any of the foregoing.

7.2.          No Solicitation of Transactions.

(a)           The Company agrees that it shall not, that it shall cause its Subsidiaries and its and their respective Affiliates, directors, officers and employees not to, and it shall use all reasonable efforts to cause the Company’s and its Subsidiaries’ respective external accountants, consultants, legal counsel, investment bankers, advisors and agents and other representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, induce or knowingly encourage any Acquisition Proposal or any inquiry with respect to or the making, submission or announcement of any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (ii) furnish to any Person any non-public information with respect to any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 7.2(c)), (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal (except to notify such Person as to the existence of these provisions, or to the extent specifically permitted pursuant to

Section 7.2(c)), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 7.2(c)), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 7.2(c)).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Affiliates or Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or Subsidiaries or otherwise, shall be a breach of this Section 7.2(a) by the Company.  The Company shall and shall cause each of its Subsidiaries and its and their respective Affiliates, directors, officers and employees to and it shall use all reasonable efforts to cause the Company’s and its Subsidiaries’ respective Representatives to terminate promptly any and all discussions or negotiations with any third party with respect to, or any that could reasonably be expected to lead to, an Acquisition Proposal.  The Company shall promptly (but in no event later than 48 hours following the execution of this Agreement) demand that each Person which has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal (other than agreements that have expired by their terms) to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company, any of its Subsidiaries or any of its or their Affiliates or Representatives to such Person, its Subsidiaries or any of its or their Affiliates or Representatives.  Section 7.2(a) of the Company Disclosure Letter sets forth a complete list of any confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal (other than agreements that have expired by their terms).

(b)           (i)           As promptly as practicable, and in any event within 24 hours, after any officer or director of the Company receives or has actual knowledge of any Acquisition Proposal or receives any request for information or inquiry which would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, including (A) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (B) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (C) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry.  After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue promptly to keep Parent informed in all material respects of the status and details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments thereto, notice of withdrawal or rejection thereof and provision of a summary of all oral proposals, requests or inquiries) and shall promptly provide to Parent a copy of all written materials subsequently provided or received by the Company in connection with such Acquisition Proposal, request or inquiry (to the extent that the Company has not previously provided such materials to Parent).

(ii)           The Company shall provide Parent with three business days’ prior notice of any meeting of the Board of Directors of the Company at which such Board of Directors is reasonably expected to consider a Change of Recommendation.

(c)           If, prior to the time at which the Company has obtained the Company Requisite Vote, the Company receives from a Person a bona fide written Acquisition Proposal that is or would reasonably be expected to lead to a Superior Proposal (and continues to constitute (or reasonably be expected to lead to) a Superior Proposal after taking into account any modifications to this Agreement proposed by Parent and Merger Sub), the Company shall promptly provide to Parent written notice (the “Superior Proposal Notice”) that shall state expressly (i) that it has received a Superior Proposal (or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal), (ii) the identity of the Person making such proposal and (iii) the material terms and conditions of such proposal and may (A) provide information in response to a request therefor by such Person if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms no more favorable to such Person as the terms of the Confidentiality Agreement; provided, that, contemporaneously with furnishing any such non-public information to such Person, the Company furnishes to Parent all such non-public information not previously provided to Parent and a detailed list of all such non-public information previously provided to Parent, (B) engage in discussions or negotiations with such Person or (C) in the case of an Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and legal counsel) is a Superior Proposal and after having complied with the notice requirements of Section 7.2(b)(ii), withhold, withdraw, modify, qualify or amend the Directors’ Recommendation in a manner adverse to Parent and may approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such a Superior Proposal (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if and only to the extent that, in each such case referred to in clauses (A), (B) and (C) above, the Board of Directors of the Company concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Stockholders Meeting and to hold a vote of the Company’s stockholders on this Agreement and the Merger at the Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (whether or not a Superior Proposal) or by any Change of Recommendation.  The Company agrees that it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

(e)           Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, that if such disclosure has the effect of withdrawing, modifying or qualifying the Directors’ Recommendation in any manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 9.1(f) of this Agreement.

(f)            Certain Definitions.  For purpose of this Agreement, the following terms shall have the meaning set forth below:

(i)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to, or that would reasonably be expected to lead to, any (A) merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company or any of its Subsidiaries, (B) direct or indirect sale, license, lease, transfer, exchange or other disposition, in one transaction or a series of transactions, including by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 20% or more of the consolidated assets of the Company and its Subsidiaries, (C) issuance, sale, or other disposition, in one transaction or series of transactions, including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any Person or group beneficially owning 20% or more of the voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of 20% or more of the outstanding voting power of the Company or (E) any combination of the foregoing.

(ii)           “Superior Proposal” means an unsolicited, bona fide written offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a Person (other than Parent or any of its Affiliates) after the date hereof and not resulting from a breach of Section 7.2 of this Agreement that if consummated would (A) result in a merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving the Company or any of its Subsidiaries as a result of which such Person or such Person’s stockholders would own at least a majority of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (B) be on terms that the Board of Directors of the Company in good faith concludes (following consultation with a financial advisor of nationally recognized reputation and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of and the ability of such Person making such proposal to consummate the transactions contemplated by such proposal, (1) would result in a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders), from a financial point of view, than the terms of this Agreement and transactions contemplated by this Agreement (taking into account any revisions hereto agreed upon by Parent and Merger Sub in response to such proposal or otherwise), (2) is reasonably certain of being completed, and (3) would be fully financed and not subject to any financing contingency.

7.3.          Stockholders Meeting.  The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement, to consider and vote upon the adoption of this Agreement.  Subject to fiduciary obligations under applicable Law and the provisions of Section 7.2 of this Agreement, the Company’s Board of Directors shall make the Directors’ Recommendation, the Directors’ Recommendation shall be included in the proxy statement relating to the Stockholders Meeting, including any amendment or supplement thereto (the “Proxy Statement”) and the Board of Directors of the Company shall take all lawful action to solicit such adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement by the holders of Shares.

7.4.          Filings; Other Actions; Notification.

(a)           Proxy Statement.  The Company shall use its reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, but in any event not later than 30 calendar days after the date of this Agreement, the Proxy Statement in preliminary form with the SEC; provided, that the Company shall give to Parent the opportunity to review and comment on the initial preliminary and all subsequent forms or versions of or amendments to the Proxy Statement and the Company shall take into good faith consideration and include all of Parent’s reasonable comments to each version of or amendment to the Proxy Statement; and provided, further, that the Company shall not file or submit the initial preliminary or any subsequent forms or versions of or amendments to the Proxy Statement without the prior written consent of Parent (which consent shall not be unreasonably withheld).  The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement and all amendments thereto.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its respective best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)           Information Supplied.  The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and, in the event of any disagreement about such compliance between the Company and Parent, the Company shall follow the advice of Parent so long as the Company is not materially disadvantaged by Parent’s advice.

(c)           The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including filing not later than seven business days, or such longer period as to which the parties may mutually agree in writing, after the date of this Agreement the notification and required form under the HSR Act) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.4 shall require, or be construed to require, Parent to agree to commit to any divestitures or licenses or to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale or license, or agreement to sell or license by the Company, of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses.  The Company shall not, without Parent’s prior written consent, commit or agree to commit or proffer to agree to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner (or allow any of its Subsidiaries to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements).  Subject to applicable Laws relating to the sharing of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement  (including the Proxy Statement).  In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(d)           The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e)           Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  The Company shall give prompt notice to Parent of any change, fact or condition that the Company reasonably believes is reasonably likely to result in a Company Material Adverse Effect (for the avoidance of doubt, only a willful and knowing breach of this sentence shall be deemed a material failure to perform the Company’s obligations for purposes of the condition set forth in Section 8.2(b)).  The Company shall not permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry related to the Merger and the other transactions contemplated by this Agreement unless it consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend and participate therein.

(f)            The Company will cooperate with Parent to identify and use its reasonable best efforts to prepare all change of control notices required under any of the material Contracts.

7.5.          Access.  Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and Parent’s and its Subsidiaries’ Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, personnel and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s and its Subsidiaries’ Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company.  Section 7.5 of the Company Disclosure Letter sets forth a list of all confidentiality obligations that would prevent the Company from disclosing employment related information to Parent following the execution of this Agreement and prior to the Effective Time.

7.6.          Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company shall consult with Parent prior to issuing, and provide Parent the opportunity to review and make reasonable comment upon, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of NASDAQ or by the request of any Government Entity with jurisdiction over enforcement of any applicable antitrust or competition Law; provided, that such statements are not inconsistent with the Directors’ Recommendation (unless the Board of Directors shall have made a Change of Recommendation) and previous press releases, public disclosures or public statements made jointly by Parent and the Company or previously approved by Parent in accordance with this Section 7.6.  Parent shall provide the Company with copies of any filings prepared in connection with this Agreement or the transactions contemplated hereby prior to the submission of such filings to the SEC.

7.7.          Employee Benefits.

(a)           If requested by Parent at least five days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time.  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(b)           No provision of this Agreement shall create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of the Company by Parent or the Surviving Entity or under any benefit plan which Parent or the Surviving Entity may maintain.

(c)           Parent agrees that, during the period commencing at the Effective Time and ending on the last day of the year during which Closing occurs, the employees of the Company and its Subsidiaries at the Effective Time (the “Company Employees”) will continue to be provided benefits that are not materially less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees under the Company Welfare Plans and the Company Pension Plans listed in Section 5.8(a) of the Company Disclosure Letter, so long as the Company Employee remains employed by the Surviving Corporation or any of its Affiliates.

(d)           With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or a Subsidiary of Parent in which the Company Employees subsequently participate (the “Parent Plans”), for purposes of determining eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company or a Subsidiary of the Company (or predecessor employers to the extent the Company or a Subsidiary of the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan.  As of the Effective Time, Parent shall, or shall cause the Surviving Corporation and its other Subsidiaries to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time, subject to the cap on vacation accrual set forth in Parent’s vacation policy, provided that the accrued vacation time of each such employee in excess of such cap shall be paid as soon as practicable to such employee at the employee’s compensation rate in effect as of the Effective Time.  Parent shall use reasonable efforts to cause to be waived any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations under any Parent Plans.

(e)           In the event of any change in the medical and dental benefits provided to Company Employees following the Effective Time, in respect of at least one of the options available under one of its medical and dental plans, Parent shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such medical and dental benefits to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change and (ii) for the plan year in which the Closing Date occurs, the crediting of each Company Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(f)            Not later than five business days prior to the Stockholders Meeting, Parent shall adopt a severance plan consistent with the terms set forth in Section 7.7(f) of the Company Disclosure Letter.

7.8.          WARN Act.  With respect to all employees, the Company and/or any of its Subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any of its Subsidiaries, and Parent shall have no responsibility or liability under WARN (or any other similar statute or regulation) with respect to such employees.  If Parent determines that an event would trigger WARN obligations (or obligations arising under similar statutes or regulations) within 60 days following the Effective Time, the Company or the Company’s Subsidiaries shall, at Parent’s request, provide notices to all employees as are required to be provided under WARN (or any similar statute or regulation), in a form approved by and as directed by Parent.

7.9.          Expenses.  Except as otherwise provided in Section 7.11, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

7.10.        Indemnification; Directors’ and Officers’ Insurance.

(a)           Parent agrees that, from and after the Effective Time, it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), in respect of acts or omissions in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its and its certificate of incorporation and bylaws in effect on the date hereof to indemnify such Person and such obligation shall continue in full force and effect for a period of six years from and after the Effective Time (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the DGCL and the Company’s certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation.

(b)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any obligation hereunder except to the extent that Parent is actually prejudiced by such failure to give notice.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, however, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)           For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof (provided that, such terms are commercially available in the market); provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amount no less favorable to such directors and officers or (ii) obtain such extended reporting period coverage under the Company’s existing D&O Insurance (to be effective as of the Effective Time) and the Company shall cooperate with Parent in doing so (including, without limitation, executing all documents and providing all information and materials reasonably necessary therefor); provided, further, that, in satisfying its obligation under this Section 7.10, neither the Company nor Parent shall be obligated to pay more than 200% of the last annual aggregate premium paid prior to the date of this Agreement by the Company in the aggregate to obtain such coverage.  It is understood and agreed that in the event such coverage cannot be obtained for 200% of the last annual aggregate premium paid prior to the date of this Agreement by the Company, or less, in the aggregate, Parent shall be obligated to provide the greatest coverage as may be obtained for such aggregate amount.

(d)           If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.10.

(e)           The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

7.11.        Preferred Stock, AZ Notes and Warrants.

(a)           The Company shall take all necessary action to redeem the Preferred Stock in accordance with the terms of the certificate of incorporation of the Company and, if requested and as directed by Parent, prepay the AZ Note in accordance with the terms of the AZ Note, in each case, including, but not limited to, making a cash payment to the holder thereof of the Redemption Price (as defined in the certificate of incorporation of the Company) (in the case of the Preferred Stock) and the principal amount (in the case of the AZ Note), or, to the extent the holder thereof exercises conversion rights with respect to any or all of the Preferred Stock and/or AZ Note, issuing shares of Common Stock in exchange therefor, in each case so as to cause all of the Preferred Stock and AZ Note to be deemed not to be outstanding and of no further force and effect after taking such actions; provided, that in the event that the Company prepays the AZ Note at the request of Parent and pursuant thereto is requested to make a cash payment in respect thereof, Parent shall provide to the Company, as a condition to the Company’s obligations to prepay the AZ Note, the amount required under the terms of the AZ Note to prepay the AZ Note.

(b)           Warrants.  The Company shall use its reasonable best efforts to cause all of the Warrants that are outstanding and exercisable prior to the Effective Time to be terminated and cancelled prior to the Effective Time, including offering to purchase such Warrants from the holders thereof at a price equal to the product of the Per Share Merger Consideration and such number of shares of Common Stock for which such Warrant is exercisable, less the Warrant Price (as defined in the Warrant).

7.12.        Stockholder Litigation.  In the event that any stockholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall have the right to control the defense of such litigation; provided, however, that the Company shall give the Parent the opportunity to participate in the defense or settlement of any such stockholder litigation.  The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or members of the Board of Directors of the Company and keep Parent promptly informed with respect to the status thereof.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, in its sole discretion.

7.13.        Other Actions by the Company and Parent.

(a)           Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)           Section 16 Matters.  Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Shares, Company Options or Company Awards pursuant to this Agreement in the Merger by any officer or director of the Company who, at the Effective Time, is a covered person of the Company for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”), shall be an exempt transaction for purposes of Section 16.

ARTICLE VIII

Conditions

8.1.          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted and the Merger and the other transactions contemplated by this Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s certificate of incorporation and bylaws.

(b)           HSR Act and Antitrust.  Any applicable waiting periods, together with any extensions thereof, under the HSR Act and any antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated and all other foreign antitrust and competition approvals required to be obtained prior to the Effective Time in connection with the Merger and the transactions contemplated hereby have been obtained.

(c)           Orders.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

8.2.          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.

(i)            Each of the representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than those contained in Section 5.2 hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that such Chief Executive Officer or Chief Financial Officer, as the case may be, has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

(c)           Consents.  The Company and its Subsidiaries shall have obtained all consents, approvals and authorizations listed in Section 8.2(c) of the Company Disclosure Letter without (i) the imposition of material conditions, or (ii) the requirement of expenditure of a material amount of money by Parent or the Company to a third party in exchange for such consent.

(d)           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Company Material Adverse Effect, excluding the matters set forth in Section 5.6 of the Company Disclosure Letter.

(e)           Court Proceedings.  There shall not be pending or threatened any action, litigation or proceeding by any Governmental Entity which is reasonably expected to result in an unfavorable injunction, judgment, order, decree, ruling or charge that would (i) prevent or materially delay consummation of any of the transactions contemplated by this Agreement or (ii) cause the Merger or any of the other transactions contemplated by this Agreement to be rescinded following consummation.

(f)            Redemption of the Preferred Stock.  The Preferred Stock shall, pursuant to the certificate of designations of the Company, have been redeemed by the Company and no longer be deemed outstanding.

8.3.          Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX

Termination

9.1.          Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the approval by stockholders of the Company referenced in Section 8.1(a):

(a)           by mutual written consent of Parent and the Company;

(b)           by written notice of either the Company or Parent to the other, if the Merger shall not have been consummated prior to September 30, 2006 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c)           by written notice of either Parent or the Company to the other, if any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 7.4);

(d)           by written notice of either Parent or the Company to the other, if the adoption of this Agreement by the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof) at which the holders of the required number of Shares to adopt this Agreement were present and entitled to vote and the vote to adopt this Agreement is taken;

(e)           by the Company, if at any time prior to receipt of the Company Requisite Vote, (i) the Board of Directors of the Company received a Superior Proposal, (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that such action is necessary for the Board of Directors of the Company to satisfy its fiduciary duties under applicable Law and (iii) the Company has otherwise complied with Section 7.2 of this Agreement; provided, that the Company shall only be able to terminate this Agreement pursuant to this Section 9.1(e) after five days following the Company’s written notice to Parent containing a summary of all of the material terms of the Superior Proposal; provided further that, if requested by Parent, the Company shall have negotiated in good faith with Parent during this five-day period to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated by this Agreement.

(f)            by written notice of Parent to the Company, if (i) the Board of Directors of the Company shall have effected a Change of Recommendation; (ii) the Board of Directors of the Company shall have approved or recommended, or shall have resolved or determined to approve or recommend, to the stockholders of the Company, an Acquisition Proposal; (iii) a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of 15% or more of the outstanding Shares, is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company fails to recommend that the stockholders of the Company not tender their Shares in such tender or exchange offer within ten business days; (iv) the Company has materially breached any of its obligations under Section 7.2; or (v) for any reason the Company fails to call or hold the Stockholders’ Meeting or the vote of the Company’s Stockholders contemplated by Section 7.3 of this Agreement has not been taken by the fifth business day prior to the Outside Date;

(g)           by written notice of Parent to the Company, other than in the case of a breach of its obligations under Section 7.2 (which shall be subject to Section 9.1(f) exclusively), if (i) the Company has breached any covenant or agreement on the part of the Company set forth in this Agreement, such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement, such that the closing condition set forth in Section 8.2(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Outside Date or is not cured by the Company within 30 days after the Company receives written notice of such breach from Parent or Merger Sub thereof; or

(h)           by written notice of the Company to Parent, if (i) Parent or Merger Sub has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the closing condition set forth in Section 8.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, such that the closing condition set forth in Section 8.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Outside Date or is not cured by Parent or Merger Sub within 30 days after Parent receives written notice of such breach from the Company.

9.2.          Effect of Termination; Limitation on Liability.

(a)           Limitation on Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement (other than as set forth in Section 10.1) shall forthwith become void and there shall be no liability or obligation on the part of any party hereof or their respective Subsidiaries, officers or directors, except with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b)           Termination Fee.

(i)            In the event that this Agreement is terminated pursuant to Section 9.1(e), 9.1(f)(iv) or 9.1(f)(v), the Company shall pay to Parent a termination fee of $75,000,000 (the “Termination Fee”).

(ii)           In the event that this Agreement is terminated pursuant to Section 9.1(f)(i), 9.1(f)(ii), 9.1(f)(iii) or 9.1(g)(ii), and (A) after the date hereof but prior to the vote on this Agreement at the Stockholders’ Meeting, a bona fide Acquisition Proposal has been publicly announced or otherwise becomes publicly known (whether by the Company or any other Person) and has not been withdrawn and (B) on or prior to the twelve-month anniversary of the termination of this Agreement pursuant to Section 9.1(f)(i), 9.1(f)(ii), 9.1(f)(iii) or 9.1(g)(ii), an Acquisition Proposal is consummated or the Company enters into an agreement with respect to an Acquisition Proposal which is ultimately consummated (whether prior to or after such twelve-month period), the Company shall pay to Parent the Termination Fee.

(iii)          In the event that this Agreement is terminated pursuant to Section 9.1(b) or 9.1(d) and, after the date hereof but prior to the vote on this Agreement at the Stockholders Meeting, (A) a bona fide Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been withdrawn and (B) on or prior to the twelve-month anniversary of the termination of this Agreement pursuant to Section 9.1(b) or 9.1(d), an Acquisition Proposal is consummated or the Company enters into an agreement with respect to an Acquisition Proposal which is ultimately consummated (whether prior to or after such twelve-month period), the Company shall pay to Parent the Termination Fee; provided, however, that, in the event that (1) this Agreement is terminated pursuant to Section 9.1(b) or 9.1(d) and an Acquisition Proposal is subsequently consummated with or an agreement with respect to an Acquisition Proposal is subsequently entered into during the twelve-month period following termination with a Person other than the Person making the Acquisition Proposal at the time of such termination and (2) the consideration per share of Common Stock to be paid in such Acquisition Proposal is less than the closing sale price of the Common Stock as quoted on NASDAQ (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) on December 13, 2005, then no Termination Fee shall be payable.  For purposes of this Section 9.2(b)(iii), the “consideration per share of Common Stock” shall be determined as follows:  (x) if the consideration consists of cash, such amount of cash, (y) if the consideration consists of marketable consideration, the value of such marketable securities at the close of business on the day before the date such Acquisition Proposal is announced and (z) if the consideration is in a form other than cash or marketable securities, such value as the parties shall reasonably agree, in the case of each of (x), (y) and (z), adjusted to reflect any required adjustments to prevent dilution of the Common Stock.

(iv)          The Termination Fee shall be payable (A) in the case of Section 9.2(b)(i), within two business days after the termination of this Agreement pursuant to Section 9.1(e), 9.1(f)(iv) or 9.1(f)(v) and (B) in the case of Sections 9.2(b)(ii) or 9.2(b)(iii), concurrent with consummation of an Acquisition Proposal.

The Company and Parent acknowledge and agree that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 9.2(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(c)           All Payments.  All payments under Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

ARTICLE X

Miscellaneous and General

10.1.        Survival.  This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.9 (Expenses), Section 9.2 (Effect of Termination; Limitation on Liability) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2.        Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company stockholder approval as set forth in Section 8.1(a), no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.3.        Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that, after any approval of the Merger and the other transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall act as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4.        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.5.        Governing Law and Venue; Waiver of Jury Trial.

(a)           This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.6.  Nothing in this

Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6.        Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

if to Parent or Merger Sub

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320

Attention:  General Counsel
fax:  (805) 499-4531
(with a copy to Francis J. Aquila, Esq.,
Sullivan & Cromwell LLP,
125 Broad Street, New York, NY  10004
fax:  (212) 558-3588.)

if to the Company

Abgenix, Inc.
6701 Kaiser Drive
Fremont, CA 94555
Attention:  Donald R. Joseph, Senior Vice President and General Counsel
fax:  (510) 608-6547

(with copies to Frederick W. Kanner, Esq. and Michael J. Aiello, Esq.,
Dewey Ballantine LLP,
1301 Avenue of the Americas,
New York, New York  10019
fax:  (212) 259-6333.)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7.        Entire Agreement.  This Agreement, the Company Disclosure Letter, the Confidentiality Agreement dated October 11, 2004, as amended, between Parent and the Company (the “Confidentiality Agreement”) and any written agreement executed by the Company and Parent specifically referring to this Section 10.7 constitute the entire agreement, and supersede all prior agreements, understandings,  representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

10.8.        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 10.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9.        Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10.      Definitions.  Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

10.11.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.12.      Interpretation; Construction.

(a)           When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)           Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

10.13.      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly by Parent without the consent of the Company.

10.14.      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

10.15.      Disclosure.  The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ABGENIX, INC.

By	/s/ William R. Ringo
	Name:	William R. Ringo
	Title:	President and CEO

AMGEN INC.

By	/s/ Kevin W. Sharer
	Name:	Kevin W. Sharer
	Title:	Chairman of the Board, Chief Executive Officer
and President

ATHLETICS MERGER SUB, INC.

By	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Secretary